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                                                                   Exhibit 10.10

                                August 25, 2000

BY HAND DELIVERY
----------------
Christopher D. T. Guiffre, Esq.
Vice President, General Counsel and Clerk
Renaissance Worldwide, Inc.
52 Second Avenue
Waltham, MA 02451

     Re: Employment Agreement
     ------------------------

Dear Chris:

     You are a highly valuable employee of Renaissance Worldwide, Inc. ("RWI" or the "Company"). The Company wishes to confirm the terms and conditions of your employment as Vice President, General Counsel and Clerk. This letter agreement (the Agreement") will confirm the agreement between you and the Company under the following terms and conditions:

     1.   Position and Title.

          a. Effective as of your promotion on April 1, 2000, you have been and will continue to be employed by the Company as its Vice President, General Counsel and Clerk, reporting to the Chairman and Chief Executive Officer of the Company ("CEO").

          b. You agree to perform the duties that are usual and customary for your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and to the discharge and of your duties and responsibilities to it. You further agree not to engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during your employment with the Company, without first receiving the express written approval of the CEO or his or her authorized designee.

     2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company, and subject to your satisfactory performance of your duties and obligations to it, the Company will provide you the following pay and benefits:

          a. Base Salary. Effective April 1, 2000, your base salary will be $225,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time-to-time by the CEO in his discretion.

          b. Bonus Compensation. Effective as of the third quarter 2000 and continuing each calendar quarter thereafter for so long as you remain employed by the Company,
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you will be eligible to receive a bonus of up to 10% of your then-current annual base salary (cumulatively not-to exceed 40% per year of your then-current annual base salary).

     3. Employee Release. Any obligation of the Company to provide you severance payments or other benefits under Section 4 hereof is expressly conditioned upon your signing and not revoking a general release of claims in a form satisfactory to the Company (the "Employee Release"). The Company shall provide you with the Employee Release promptly after the date on which you give or receive, as applicable, notice of termination of your employment. Such Employee Release shall become effective on the date it is signed by you and upon your not revoking such Employee Release (to the extent such right is legally available to you) within the 7-day period following the date you signed the Employee Release (the "Effective Date"). Except for any right you have to continue participation in the Company's group health and dental plans as provided in Section 4 hereof or under the federal law known as "COBRA", all employee benefits shall terminate in accordance with the terms of the applicable benefit plans as of the date of termination of your employment.

     4.   Severance and Deal Bonus.

          a.   You will receive the applicable severance set forth in this
Section 4 upon the occurrence of any one of the following termination events:
(i) your employment is terminated by the Company for other than Cause (as defined below); or (ii) you terminate your employment for Good Reason (as defined below); or (iii) you terminate your employment, upon 60 days prior written notice to the Company, for any reason and at any time within 6 months following a Change of Control (defined below). In the event your employment terminates pursuant to either termination event (i) or (ii) above, then, within 5 days following the later of the Effective Date of the Employee Release set forth in Section 3 hereof or the date on which the Company receives your signed Employee Release, the Company shall: (a) make a one-time, lump sum payment to you equal to 12 months of your then-current base salary and bonus compensation (at 40% of your then-current base salary); and (b) make a one-time, lump sum payment of $15,000 for outplacement services; and (c) reimburse you for medical and dental insurance coverage continuation for a period of time not to exceed 12 months. However, in the event that your employment terminates pursuant to termination event (iii) above, then, within 5 days following the later of the Effective Date of the Employee Release set forth in Section 3 hereof or the date on which the Company receives your signed Employee Release, the Company shall:
(a) make a one-time, lump sum payment to you equal to 12 months of your then-current base salary and bonus compensation (at 40% of your then-current base salary); and (b) reimburse you for medical and dental insurance coverage continuation for a period of time not to exceed 6 months. Nothing in this
Section 4 shall be construed to provide you with more than one severance entitlement associated with a single event of termination, as applicable. Notwithstanding anything to the contrary in this Section 4, the Company will pay you on the date of termination any base salary earned but not paid through the date of termination and compensation for any vacation time accrued but not used to that date. In addition, the Company will pay you any quarterly bonus to which you may be then currently entitled pursuant to Section 2.b hereof, on a prorated basis to the date of termination and payable on the date of termination.

          b. For the purposes of this Agreement: (i) a "Change in Control" occurs when (a) any person or entity other than the Company or any wholly-owned subsidiary of the

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Company (a "Person") becomes the owner of 50% or more of the Company's common stock; or (b) the Company executes an agreement of acquisition, merger or consolidation (and such agreement has been approved by shareholders, to the extent required) which contemplates that, after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person; provided, however, that notwithstanding the foregoing, solely for the purposes of this subparagraph, a Change of Control of any subsidiary or affiliate of the Company will not cause a Change of Control of the Company and a Change of Control of the Company will not cause a Change of Control of any subsidiary or affiliate (other than the Company); (ii) "Cause" means: (a) your commission of an act of fraud or misrepresentation in connection with your employment by the Company; or (b) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (iii) "Good Reason means: (a) the failure of the Company to employ you in your current position, or a substantially similar position (i.e., one involving no material reduction in your duties and
          - -
responsibilities); or (b) a change in your current reporting relationship (i.e.,
                                                                           - -
reporting to the CEO or an equivalent position); or (c) an unconsented-to reduction in your compensation; or (d) an unconsented-to relocation of your primary place of employment more than 20 miles from your current site of employment.

          c. In the event you are employed on the closing date of a Change of Control of RWI, you will receive a deal bonus of $150,000, payable within five days of the closing date.

     5.   Withholdings.

          a. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

          b. Severance payments under this Agreement shall be made without regard to whether the deductibility of such payments would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments would subject you to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; provided that if the total of all the benefits to or for your benefit after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payment hereunder, such payment shall be reduced to the extent, and only to the extent, necessary to maximize your total after-tax payments.

     6. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any person or organization or transfer all or substantially all of its properties or assets to any person or organization. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

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     7.   Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

     8. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company in connection with the subject matter hereof and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your continued employment including, without limitation, your Retention Letter dated June 15, 2000, except that your Nonsolicitation, Noncompetition and Confidentiality Agreement dated June 16, 1997 shall remain in full force and effect. It is expressly understood and agreed that this document is not a contract of employment for a specific term and that you remain an "at-will" employee. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof, and all disputes hereunder shall be adjudicated in the courts of the Commonwealth of Massachusetts, to whose personal jurisdiction you hereby consent.

     If the foregoing is acceptable to you, please sign both copies of this letter in the space provided, at which time this letter will take effect as a binding agreement between you and the Company on the basis set forth above. Please keep one original for your records and return one original to me. If you should have any questions, please do not hesitate to contact me.

                              Very truly yours,

                              Renaissance Worldwide, Inc.



                              By:  /s/ G. Drew Conway
                                  ----------------------------------
                                   G. Drew Conway
                                   Chairman and CEO


Accepted and Agreed:

    /s/ Christopher D. T. Guiffre
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Name: Christopher D. T. Guiffre

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